EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Beth Drummey
Marketing & Corporate Communications Manager
415-763-4529 | bethdrummey@bankofmarin.com

BANK OF MARIN BANCORP REPORTS SECOND QUARTER EARNINGS OF $7.4 MILLION
HOLDS DIVIDEND STEADY AT 23 CENTS PER SHARE

NOVATO, CA, July 20, 2020 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," announced earnings of $7.4 million in the second quarter of 2020, compared to $7.2 million in the first quarter of 2020 and $8.2 million in the second quarter of 2019. Diluted earnings per share were $0.55 in the second quarter of 2020 compared to $0.53 in the prior quarter and $0.60 in the same quarter last year. Earnings for the first six months of 2020 totaled $14.6 million compared to $15.7 million in the same period last year. Diluted earnings per share were $1.07 and $1.13 in the first six months of 2020 and 2019, respectively.

Net income included the positive pretax impact of $1.7 million in interest income and accreted processing fees, net of amortized loan origination costs, related to Small Business Administration ("SBA") Paycheck Protection Program ("PPP") loans, which contributed $0.09 to diluted earnings per share in the second quarter and first six months of 2020. A $2.0 million provision for loan losses negatively impacted diluted earnings per share by approximately $0.11 in the second quarter. Year-to-date provisions of $4.2 million reduced EPS by $0.23 in the first half of 2020.

The Bank has responded to the COVID-19 pandemic in a number of ways, funding over $300 million in SBA PPP loans to over 1,800 small businesses, reaching nearly 28,000 employees in our markets, while also accommodating loan payment relief requests for over 260 loans with balances exceeding $386 million, lowering interest rate floors on commercial Prime Rate loans, waiving ATM and overdraft fees, and cancelling early withdrawal penalties for certificates of deposit when allowed by law.

"Though the pandemic created sudden and substantial financial hardship for many, our sound underwriting and strong capital and liquidity positions enabled us to efficiently help businesses access resources like the Paycheck Protection Program," said Russell A. Colombo, President and Chief Executive Officer. "Our more than 30-year history of consistently strong performance is proof of our ability to navigate through economic downturns and emerge ready to grow along with our customers. We will continue to work together now to ensure they bridge the gap to recovery.”

Bancorp provided the following highlights from the second quarter of 2020:

•Loans totaled $2,110.2 million at June 30, 2020, compared to $1,843.9 million at March 31, 2020, an increase of $266 million, primarily due to SBA PPP loans, which totaled $298.9 million or 14% of loan balances at June 30, 2020.

•In the first quarter of 2020, with the onset of the pandemic, we identified industries within our loan portfolio that could be most impacted by the pandemic, including retail, transportation and energy, medical and dental, hospitality, health clubs and movie theaters, private schools, and the wine industry. Not including SBA PPP loans, exposure to these segments totaled $429.8 million at June 30, 2020, or 20% of the loan portfolio, $365.7 million (or 85%) of which was real estate secured with an average loan-to-value ratio ("LTV") of 38%. The greatest exposure was related to retail businesses and retail-related commercial real estate at $198.0 million or 9% of the total portfolio, $184.8 million of which is secured by commercial real estate with an average LTV of 39%. The wine-industry exposure was $76.7 million, or 4% of the total portfolio, of which $42.1 million is real estate secured, education was $67.4 million, or 3% of the total portfolio, of which $63.0 million is secured by real estate, and hospitality was $48.1 million, of which $45.3 million is secured by real estate.

•As of June 30, 2020, we had made $102.5 million in PPP loans to industries most impacted by the pandemic, the largest of which were in the medical and dental sector at $33.4 million, hospitality at $16.6 million, retail (mostly commercial real estate) at $16.3 million and education at $11.7 million.

•While our credit quality remains strong, with non-accrual loans representing only 0.08% of total loans, we considered the impact of the COVID-19 pandemic and recorded a $2.0 million provision for loan losses and $260 thousand provision for losses on off-balance sheet commitments in the second quarter of 2020 versus $2.2 million and $102 thousand, respectively, in the prior quarter. SBA PPP loans are fully guaranteed by the SBA and did not contribute to the provisions.

•Total deposits increased $472.8 million in the second quarter to $2,779.9 million, primarily due to temporary increases in our deposits from SBA PPP borrowers. Non-interest bearing deposits represented 52% of total deposits in the second quarter compared to 49% in the prior quarter. The cost of average deposits decreased 12 basis points to 0.09% in the second quarter, compared to 0.21% in the first quarter of 2020.

•All capital ratios were above regulatory requirements. The total risk-based capital ratio for Bancorp was 15.8% at June 30, 2020, compared to 15.3% at March 31, 2020. Tangible common equity to tangible assets was 10.1% at June 30, 2020, compared to 11.7% at March 31, 2020 (refer to footnote 3 on page 7 for a definition of this non-GAAP financial measure). The decrease is related to the rise in total loans associated with SBA PPP loans.

•The Board of Directors has suspended its search for a Chief Executive Officer. Our current CEO, Russell A. Colombo, is committed to remaining in the job as long as needed.

•As announced on June 30, 2020, Timothy D. Myers was appointed Executive Vice President and Chief Operating Officer of Bank of Marin. Mr. Myers will be responsible for the management of Commercial Banking, Retail Banking, Wealth Management & Trust Services and Marketing.

•Also in June, the Bank hired Jake Nguyen, Senior Vice President and Commercial Banking Regional Manager for the San Mateo Commercial Banking Office ("CBO"), which will open in the third quarter of 2020 to serve commercial banking clients in the Peninsula and South Bay regions.

•The Board of Directors declared a cash dividend of $0.23 per share on July 17, 2020. This represents the 61st consecutive quarterly dividend paid by Bank of Marin Bancorp. The dividend is payable on August 7, 2020, to shareholders of record at the close of business on July 31, 2020.

Loans and Credit Quality

Loans increased by $266 million in the second quarter and totaled $2,110.2 million at June 30, 2020, primarily due to $298.9 million in SBA PPP loans. Non-PPP-related loan originations were $41.8 million and $71.6 million for the second quarter and first six months of 2020, compared to $42.2 million and $76.1 million for the same periods in 2019. Loan payoffs totaled $31.7 million in the second quarter and $83.4 million in the first six months of 2020, compared to $43.3 million and $69.3 million in the respective 2019 periods. These loan payoffs did not include $45.7 million and $16.8 million decreases in line utilization during the three and six months ended June 30, 2020. Loan payoffs in the second quarter, outside of home equity line of credit and consumer loan payoffs, consisted largely of loans refinanced by outside parties and payoffs with borrower cash.

As of June 30, 2020, the Bank had originated $298.9 million in SBA PPP loans to small businesses that needed funding to weather the economic downturn. We were able to assist 178 non-profit organizations that received $57.4 million, which helped protect payroll for over 6,000 of their employees. Notably, 73% of the PPP loans were for $150 thousand or less, and almost 90% were $350 thousand or less. Only 48 loans were one million dollars or greater, representing approximately 30% of the total balance.

The Bank has provided payment relief for over 260 loans with balances exceeding $386 million. Of the loans on payment relief, almost 50% fell into pandemic-impacted industries, the largest being retail-related commercial real estate at $69.7 million, hotels and motels at $36.9 million, and education-related commercial real estate at $25.3 million. Over 90% of the payment relief loans are secured by real estate and have an average LTV of 45%, with the average LTVs being 43% for retail-related properties, 39% for hotels and motels, and 37% for education properties.

Non-accrual loans totaled $1,587 thousand, or 0.08% of the loan portfolio at June 30, 2020, compared to $1,632 thousand, or 0.09% at March 31, 2020, and $574 thousand, or 0.03% a year ago. Classified loans totaled $13.5 million at June 30, 2020, compared to $12.1 million at March 31, 2020 and $10.3 million at June 30, 2019. There were no loans classified doubtful at June 30, 2020, March 31, 2020, or June 30, 2019. Accruing loans past due 30 to 89 days totaled $83 thousand at June 30, 2020, compared to $1,315 thousand at March 31, 2020 and $343 thousand a year ago.

In accordance with the accounting relief provisions of the Coronavirus Aid, Relief and Economic Security ("CARES") Act passed in March 2020, the Bank postponed the adoption of the current expected credit loss ("CECL") accounting standard. Implementation may be delayed until the end of the national emergency or December 31, 2020, whichever occurs first. The Bank will be prepared to adopt CECL in the event that the national emergency ends prior to year-end. Had we adopted the CECL standard as of January 1, 2020, the increase to our allowance for loan losses would have ranged from 5% to 15% of the amount recorded as of December 31, 2019 based on economic forecasts at that time and not including the subsequent COVID-19 pandemic related impact.

Under the existing incurred loss model we made certain adjustments to qualitative factors impacted by the COVID-19 pandemic, primarily to account for the significant increase in the unemployment rate, and recorded a $2.0 million and $2.2 million loan loss provision in the second and first quarters of 2020, respectively. There was no provision for loan losses recorded in the first half of last year. Net charge-offs were $16 thousand in the second quarter of 2020, compared to net recoveries of $7 thousand for the prior quarter and $18 thousand in the second quarter a year ago. The ratio of allowance for loan losses to total loans, including acquired loans and SBA-guaranteed PPP loans, was 0.99% at June 30, 2020, 1.02% at March 31, 2020, and 0.90% at June 30, 2019. Excluding $298.9 million in SBA PPP loans, the ratio of allowance for loan losses to total loans would have been 1.15% at June 30, 2020.

Cash, Cash Equivalents and Restricted Cash

Total cash, cash equivalents and restricted cash were $397.7 million at June 30, 2020, compared to $156.3 million at March 31, 2020. The $241.4 million increase was primarily due to temporary increases in SBA PPP borrowers' deposit accounts. Effective March 26, 2020, the Federal Reserve reduced the reserve requirement ratios to zero percent in response to the COVID-19 pandemic resulting in no restricted cash requirements as of March 31, 2020 and June 30, 2020.

Investments

The investment securities portfolio decreased from $580.0 million at March 31, 2020 to $555.6 million at June 30, 2020. The decrease was primarily attributed to paydowns, maturities and calls of $21.3 million, and sales of $6.2 million, partially offset by purchases of $2.0 million.

Deposits

Total deposits were $2,779.9 million at June 30, 2020, compared to $2,307.1 million at March 31, 2020. The $472.8 million increase during the second quarter was primarily due to temporary increases in deposits from SBA PPP borrowers. The average cost of deposits in the second quarter of 2020 was 0.09%, a decrease of 12 basis points from the prior quarter, primarily attributed to lower interest rates impacting money market accounts.

Earnings

"Even in the strongest economic times, Bank of Marin continuously prepared for an eventual downturn. Given our conservative posture, we entered this environment from a position of strength,” said Tani Girton, EVP and Chief Financial Officer. “Our foundation of disciplined risk management enables us to adapt to challenges and continue to make necessary investments for the future, so we are confident about the long-term prospects for our customers and the Bank."

Net interest income totaled $24.4 million in the second quarter of 2020, compared to $24.1 million in the prior quarter and $23.8 million a year ago. The $256 thousand increase from the prior quarter was primarily related to the recognition of $1.2 million in SBA PPP loan fees, $532 thousand interest on SBA PPP loans and lower deposit interest expense, largely offset by the full quarter impact of lower interest rates across all interest earning asset categories. The $586 thousand increase from the comparative quarter a year ago was reflective of the reasons mentioned above and higher average loan balances.

Net interest income totaled $48.5 million in the first six months of 2020, compared to $47.6 million for the same period in 2019. The $859 thousand increase is attributable to the same drivers mentioned above.

The tax-equivalent net interest margin was 3.53% in the second quarter, 3.88% in the prior quarter, and 4.02% in the second quarter of 2019. The tax-equivalent net interest margin was 3.70% in the first six months of 2020, compared to 4.03% for the same period in 2019. The decreases in tax-equivalent net interest margin were mostly attributed to the full quarter impact of lower interest rates. SBA PPP loans lowered 2020 net interest margin by 3 basis points in the second quarter, and 2 basis points in the first half.

Non-interest income totaled $1.8 million in the second quarter of 2020, $3.1 million in the prior quarter, and $2.3 million in the same quarter a year ago. The decrease of $1.3 million from the prior quarter was due to fewer gains from the sale of investment securities, lower ATM fees and service charges on deposit accounts related to waivers in response to the pandemic, and lower deposit network fees. The $461 thousand decrease from the same quarter a year ago was due to lower ATM fees and service charges on deposit accounts and small decreases in most other non-interest income categories.

Non-interest income increased $888 thousand to $4.9 million in the first six months of 2020, compared to $4.0 million in 2019, mostly attributable to higher gains on the sale of investment securities in the first half of 2020 and $283 thousand non-refundable costs for underwriting two new bank-owned life insurance policies purchased in the first quarter of 2019. Increases were partially offset by lower service charges and interchange fees in the first six months of 2020.

Non-interest expense decreased $1.4 million to $14.1 million in the second quarter of 2020 from $15.5 million in the prior quarter. The decrease was primarily due to lower salaries and benefits as the second quarter included $890 thousand in SBA PPP-related deferred loan origination costs. Additionally, the first quarter typically includes higher expenses such as the reset of 401K matching and payroll taxes, prior year bonus accrual true-ups, and stock-based compensation for participants meeting retirement eligibility criteria not present in the second quarter. These positive variances were partially offset by a $158 thousand increase in the provision for losses on off-balance sheet loan commitments.

Non-interest expense decreased $775 thousand to $14.1 million in the second quarter of 2020 from $14.9 million in the second quarter of 2019. The decrease was primarily due to deferral of SBA PPP loan origination costs and lower data processing expenses due to our digital platform conversion, partially offset by the provision for losses on off-balance sheet loan commitments.

Non-interest expense decreased $834 thousand to $29.6 million in the first half of 2020 from $30.4 million in the first half of 2019. The decrease was primarily associated with $890 thousand in SBA PPP-related deferred loan origination costs, decreases in expenses related to data processing costs due to the digital platform conversion, and lower FDIC deposit insurance expense. These positive variances were partially offset by the provision for losses on off-balance sheet loan commitments and higher occupancy and equipment costs.

Share Repurchase Program

In response to the COVID-19 pandemic, the share repurchase program approved by the Board on January 24, 2020, was suspended on March 20, 2020. The program will be monitored with the opportunity to reinstitute when the Board deems appropriate. There were no share repurchases by Bancorp in the second quarter of 2020, compared to 92,664 shares repurchased totaling $3.2 million in the prior quarter, and 134,620 share repurchases totaling $5.6 million in the second quarter of 2019.

Earnings Call and Webcast Information

Bank of Marin Bancorp will present its second quarter earnings call via webcast on Monday, July 20, 2020 at 8:30 a.m. PT/11:30 a.m. ET. Investors will have the opportunity to listen to the webcast online through Bank of Marin’s website at https://www.bankofmarin.com under “Investor Relations.” To listen to the webcast live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Founded in 1989 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in the San Francisco Bay Area, with assets of $3.2 billion, Bank of Marin has 22 branches, 5 commercial banking offices and 1 loan production office located across 8 Bay Area counties. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places

to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, natural disasters (such as wildfires and earthquakes), pandemics such as COVID-19 and the economic impact caused directly by the disease and by government responses thereto, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation (including the Tax Cuts & Jobs Act of 2017 and the Coronavirus Aid, Relief and Economic Security Act of 2020, as amended), interruptions of utility service in our markets for sustained periods, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
June 30, 2020
(dollars in thousands, except per share data; unaudited)	June 30, 2020	March 31, 2020	June 30, 2019
Quarter-to-Date
Net income	$7,406	$7,228	$8,235
Diluted earnings per common share	$0.55	$0.53	$0.60
Return on average assets	1.01%	1.09%	1.32%
Return on average equity	8.52%	8.54%	10.26%
Efficiency ratio	54.00%	56.79%	57.23%
Tax-equivalent net interest margin [1]	3.53%	3.88%	4.04%
Cost of deposits	0.09%	0.21%	0.20%
Net charge-offs (recoveries)	$16	$(7)	$(18)
Year-to-Date
Net income	$14,634		$15,714
Diluted earnings per common share	$1.07		$1.13
Return on average assets	1.05%		1.26%
Return on average equity	8.53%		9.90%
Efficiency ratio	55.42%		58.91%
Tax-equivalent net interest margin [1]	3.70%		4.03%
Cost of deposits	0.15%		0.19%
Net charge-offs (recoveries)	$9		$(14)
At Period End
Total assets	$3,181,540	$2,697,738	$2,463,987
Loans:
Commercial and industrial [2]	$525,117	$264,405	$234,832
Real estate:
Commercial owner-occupied	296,163	306,371	306,327
Commercial investor-owned	946,389	930,479	878,969
Construction	66,368	63,425	63,563
Home equity	112,911	116,968	125,968
Other residential	136,859	135,929	124,120
Installment and other consumer loans	26,394	26,283	31,100
Total loans	$2,110,201	$1,843,860	$1,764,879
Non-performing loans: [3]
Commercial and industrial	$—	$—	$354
Real estate:
Commercial investor-owned	907	$942	—
Home equity	625	633	157
Installment and other consumer loans	55	57	63
Total non-accrual loans	$1,587	$1,632	$574
Classified loans (graded substandard and doubtful)	$13,545	$12,056	$10,251
Total accruing loans 30-89 days past due	$83	$1,315	$343
Allowance for loan losses to total loans	0.99%	1.02%	0.90%
Allowance for loan losses to non-performing loans	13.15x	11.57x	27.59x
Non-accrual loans to total loans	0.08%	0.09%	0.03%
Total deposits	$2,779,866	$2,307,110	$2,102,040
Loan-to-deposit ratio	75.9%	79.9%	84.0%
Stockholders' equity	$352,240	$345,940	$327,667
Book value per share	$25.92	$25.50	$23.99
Tangible common equity to tangible assets [4]	10.1%	11.7%	12.0%
Total risk-based capital ratio - Bank	15.0%	14.4%	14.6%
Total risk-based capital ratio - Bancorp	15.8%	15.3%	15.2%
Full-time equivalent employees	295	296	293
[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Includes SBA PPP loans of $298.9 million at June 30, 2020.
[3] Excludes accruing troubled-debt restructured loans of $10.3 million, $11.1 million and $11.7 million at June 30, 2020, March 31, 2020 and June 30, 2019, respectively.
[4] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $34.4 million, $34.6 million and $35.3 million at June 30, 2020, March 31, 2020, and June 30, 2019, respectively. Tangible assets exclude goodwill and intangible assets.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
At June 30, 2020, March 31, 2020 and June 30, 2019

(in thousands, except share data; unaudited)	June 30, 2020	March 31, 2020	June 30, 2019
Assets
Cash, cash equivalents and restricted cash	$397,699	$156,274	$58,757
Investment securities
Held-to-maturity, at amortized cost	125,781	131,140	148,879
Available-for-sale (at fair value; amortized cost $411,047, $431,519, and $368,712 at June 30, 2020, March 31, 2020, and June 30, 2019 respectively)	429,775	448,868	378,131
Total investment securities	555,556	580,008	527,010
Loans, net of allowance for loan losses of $20,868, $18,884 and $15,835 at June 30, 2020, March 31, 2020 and June 30, 2019 respectively	2,089,333	1,824,976	1,749,044
Bank premises and equipment, net	5,278	5,708	6,872
Goodwill	30,140	30,140	30,140
Core deposit intangible	4,258	4,471	5,128
Operating lease right-of-use assets	23,090	22,225	12,515
Interest receivable and other assets	76,186	73,936	74,521
Total assets	$3,181,540	$2,697,738	$2,463,987

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$1,442,849	$1,130,460	$1,056,655
Interest bearing
Transaction accounts	146,811	137,802	121,232
Savings accounts	190,561	167,210	172,255
Money market accounts	904,163	776,271	647,592
Time accounts	95,482	95,367	104,306
Total deposits	2,779,866	2,307,110	2,102,040
Borrowings and other obligations	140	185	297
Subordinated debenture	2,743	2,725	2,674
Operating lease liabilities	24,574	23,726	14,332
Interest payable and other liabilities	21,977	18,052	16,977
Total liabilities	2,829,300	2,351,798	2,136,320

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 30,000,000 shares; Issued and outstanding - 13,591,835, 13,565,969 and 13,659,143 at June 30, 2020, March 31, 2020 and June 30, 2019, respectively	128,633	127,684	132,151
Retained earnings	211,613	207,328	190,416
Accumulated other comprehensive income, net of taxes	11,994	10,928	5,100
Total stockholders' equity	352,240	345,940	327,667
Total liabilities and stockholders' equity	$3,181,540	$2,697,738	$2,463,987

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended			Six months ended
(in thousands, except per share amounts; unaudited)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Interest income
Interest and fees on loans	$21,217	$20,887	$20,988	$42,104	$41,683
Interest on investment securities	3,741	4,165	3,763	7,906	7,860
Interest on federal funds sold and due from banks	39	332	190	371	329
Total interest income	24,997	25,384	24,941	50,381	49,872
Interest expense
Interest on interest-bearing transaction accounts	39	66	91	105	168
Interest on savings accounts	17	16	17	33	35
Interest on money market accounts	383	971	787	1,354	1,551
Interest on time accounts	142	161	175	303	294
Interest on borrowings and other obligations	1	2	24	3	71
Interest on subordinated debenture	40	49	58	89	118
Total interest expense	622	1,265	1,152	1,887	2,237
Net interest income	24,375	24,119	23,789	48,494	47,635
Provision for loan losses	2,000	2,200	—	4,200	—
Net interest income after provision for loan losses	22,375	21,919	23,789	44,294	47,635
Non-interest income
Service charges on deposit accounts	293	451	485	744	964
Wealth Management and Trust Services	421	504	473	925	911
Debit card interchange fees, net	308	360	414	668	794
Merchant interchange fees, net	47	73	87	120	174
Earnings on bank-owned life insurance	234	275	235	509	175
Dividends on Federal Home Loan Bank stock	146	208	193	354	389
Gains on sale of investment securities, net	115	800	61	915	55
Other income	249	449	326	698	583
Total non-interest income	1,813	3,120	2,274	4,933	4,045
Non-interest expense
Salaries and related benefits	7,864	9,477	8,868	17,341	18,014
Occupancy and equipment	1,661	1,663	1,578	3,324	3,109
Depreciation and amortization	526	526	572	1,052	1,128
Federal Deposit Insurance Corporation insurance	116	2	174	118	353
Data processing	829	786	1,004	1,615	2,019
Professional services	550	544	535	1,094	1,121
Directors' expense	175	174	187	349	366
Information technology	252	250	284	502	543
Amortization of core deposit intangible	213	213	221	426	443
Provision for losses on off-balance sheet commitments	260	102	—	362	129
Other expense	1,695	1,732	1,493	3,427	3,219
Total non-interest expense	14,141	15,469	14,916	29,610	30,444
Income before provision for income taxes	10,047	9,570	11,147	19,617	21,236
Provision for income taxes	2,641	2,342	2,912	4,983	5,522
Net income	$7,406	$7,228	$8,235	$14,634	$15,714
Net income per common share:
Basic	$0.55	$0.53	$0.60	$1.08	$1.15
Diluted	$0.55	$0.53	$0.60	$1.07	$1.13
Weighted average shares:
Basic	13,514	13,525	13,655	13,519	13,696
Diluted	13,585	13,656	13,818	13,621	13,871
Comprehensive income:
Net income	$7,406	$7,228	$8,235	$14,634	$15,714
Other comprehensive income
Change in net unrealized gains or losses on available-for-sale securities included in net income	1,494	9,812	8,982	11,306	12,921
Reclassification adjustment for (gains) on available-for-sale securities in net income	(115)	(800)	(61)	(915)	(55)
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	135	110	104	245	205
Other comprehensive income, before tax	1,514	9,122	9,025	10,636	13,071
Deferred tax expense	448	2,697	2,671	3,145	3,869
Other comprehensive income, net of tax	1,066	6,425	6,354	7,491	9,202
Total comprehensive income	$8,472	$13,653	$14,589	$22,125	$24,916

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	June 30, 2020			March 31, 2020			June 30, 2019
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$173,161	$39	0.09%	$99,362	$332	1.32%	$30,928	$190	2.43%
Investment securities [2,3]	550,483	3,886	2.82%	556,897	4,266	3.06%	567,813	3,844	2.71%
Loans [1,3,4]	2,043,197	21,399	4.14%	1,833,180	21,066	4.55%	1,758,874	21,180	4.76%
Total interest-earning assets [1]	2,766,841	25,324	3.62%	2,489,439	25,664	4.08%	2,357,615	25,214	4.23%
Cash and non-interest-bearing due from banks	37,680			40,844			34,437
Bank premises and equipment, net	5,543			5,939			7,108
Interest receivable and other assets, net	133,639			118,909			107,089
Total assets	$2,943,703			$2,655,131			$2,506,249
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$142,778	$39	0.11%	$138,395	$66	0.19%	$124,620	$91	0.29%
Savings accounts	182,371	17	0.04%	163,439	16	0.04%	174,102	17	0.04%
Money market accounts	794,654	383	0.19%	760,616	971	0.51%	661,363	787	0.48%
Time accounts including CDARS	95,076	142	0.60%	96,157	161	0.67%	115,272	175	0.61%
Borrowings and other obligations [1]	156	1	2.62%	358	2	1.81%	3,608	24	2.59%
Subordinated debenture [1]	2,733	40	5.73%	2,715	49	7.19%	2,664	58	8.69%
Total interest-bearing liabilities	1,217,768	622	0.21%	1,161,680	1,265	0.44%	1,081,629	1,152	0.43%
Demand accounts	1,332,986			1,119,975			1,073,909
Interest payable and other liabilities	43,255			33,045			28,621
Stockholders' equity	349,694			340,431			322,090
Total liabilities & stockholders' equity	$2,943,703			$2,655,131			$2,506,249
Tax-equivalent net interest income/margin [1]		$24,702	3.53%		$24,399	3.88%		$24,062	4.02%
Reported net interest income/margin [1]		$24,375	3.49%		$24,119	3.83%		$23,789	3.98%
Tax-equivalent net interest rate spread			3.41%			3.64%			3.80%

				Six months ended			Six months ended
				June 30, 2020			June 30, 2019
					Interest			Interest
				Average	Income/	Yield/	Average	Income/	Yield/
(in thousands; unaudited)				Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]				$136,261	$371	0.54%	$26,832	$329	2.44%
Investment securities [2,3]				553,690	8,151	2.94%	593,545	8,034	2.71%
Loans [1,3,4]				1,938,189	42,465	4.33%	1,757,602	42,067	4.76%
Total interest-earning assets [1]				2,628,140	50,987	3.84%	2,377,979	50,430	4.22%
Cash and non-interest-bearing due from banks				39,262			32,702
Bank premises and equipment, net				5,741			7,308
Interest receivable and other assets, net				126,274			105,894
Total assets				$2,799,417			$2,523,883
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts				$140,587	$105	0.15%	$126,168	$168	0.27%
Savings accounts				172,905	33	0.04%	177,211	35	0.04%
Money market accounts				777,635	1,354	0.35%	667,218	1,551	0.47%
Time accounts including CDARS				95,616	303	0.64%	114,336	294	0.52%
Borrowings and other obligations [1]				257	3	2.06%	5,500	71	2.56%
Subordinated debenture [1]				2,724	89	6.46%	2,655	118	8.87%
Total interest-bearing liabilities				1,189,724	1,887	0.32%	1,093,088	2,237	0.41%
Demand accounts				1,226,481			1,080,392
Interest payable and other liabilities				38,150			30,383
Stockholders' equity				345,062			320,020
Total liabilities & stockholders' equity				$2,799,417			$2,523,883
Tax-equivalent net interest income/margin [1]					$49,100	3.70%		$48,193	4.03%
Reported net interest income/margin [1]					$48,494	3.65%		$47,635	3.98%
Tax-equivalent net interest rate spread						3.52%			3.81%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent in 2020 and 2019.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.